Exhibit 99.4

Consent of ABeam M&A Consulting Ltd.

We hereby consent to (1) the inclusion of our opinion letter, dated December 20, 2010, to the Board of Directors of SANYO Electric Co., Ltd. (“SANYO”) as Appendix B to the prospectus that forms a part of the Registration Statement on Form F-4 relating to the proposed share exchange pursuant to which Panasonic Corporation will become the parent company and own one hundred percent of SANYO, and (2) the references to such opinion and to our name in such prospectus in the sections entitled “The Share Exchange—Background to the Share Exchange”, “The Share Exchange—Reasons for the Share Exchange—Determination of SANYO’s Board of Directors” and “The Share Exchange—Opinions of SANYO’s Financial Advisors—ABeam M&A Consulting”.

Notwithstanding the foregoing, it is understood that our consent is being delivered solely in connection with the filing of the above-mentioned version of the Registration Statement and that our opinion is not to be used, circulated, quoted or otherwise referred to for any other purpose, nor is it to be filed with, included in or referred to, in whole or in part in any other registration statement (including any subsequent amendments to the above-mentioned Registration Statement), any proxy statement or any other document, except in accordance with our prior written consent.

In giving such consent, we do not admit and we hereby disclaim that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations promulgated thereunder, nor do we admit that we are experts with respect to any part of such Registration Statement within the meaning of the term “experts” as used in the Securities Act of 1933, as amended, or the rules and regulations promulgated thereunder.

ABeam M&A Consulting Ltd.

By:	/s/ TOSHIKO OKA
Name:	Toshiko Oka
Title:	Chief Executive Officer

Tokyo, Japan

January 12, 2011